Exhibit 99.1

Ameron Appoints Leonard J. McGill as Senior Vice President-
Secretary and General Counsel

PASADENA, Calif.--(BUSINESS WIRE)--May 3, 2010--Ameron International Corporation (NYSE: AMN) today announced the appointment of Leonard J. McGill to the position of Senior Vice President, Secretary & General Counsel. Mr. McGill joins Ameron from Fleetwood Enterprises, Inc., where he held several senior executive positions including as Senior Vice President, General Counsel & Secretary since 2005. Mr. McGill will report to James S. Marlen, Chairman, President and Chief Executive Officer.

Mr. Marlen stated, “Len has demonstrated leadership skills and will be an integral member of Ameron’s senior executive management team. Len has a wide range of relevant legal and business experiences that he brings to Ameron.”

Prior to joining Fleetwood Enterprises, Inc., Mr. McGill was an attorney with Gibson, Dunn & Crutcher LLP in Los Angeles, California. Mr. McGill holds a Bachelor of Laws degree from the University of Edinburgh in Scotland, a Master of Arts from the Drucker School of Management in Claremont, California and a Juris Doctor degree from Georgetown University Law Center in Washington, D.C.

Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials; and products used in infrastructure projects. The Company’s businesses operate in North America, South America, Europe and Asia. The Company also has partial ownership in several unconsolidated affiliates in the U.S. and the Middle East.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the intentions, plans, expectations and beliefs of Ameron International Corporation (the “Company” or “Ameron”), and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended November 30, 2009. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

CONTACT:
Ameron International Corporation
James S. Marlen, Chairman, Chief Executive Officer and President
Terrence P. O’Shea, Vice President, Human Resources
626-683-4000